Exhibit (h)(8)

SCHEDULE A

as revised April 12, 2019

to the

THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated September 8, 2017

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Fund	Maximum Annual Operating Expense Limit
AdvisorShares Dorsey Wright ADR ETF	0.88%
AdvisorShares Ranger Equity Bear ETF	1.85%
AdvisorShares FolioBeyond Smart Core Bond ETF	0.95%
AdvisorShares DoubleLine Value Equity ETF	0.90%
AdvisorShares STAR Global Buy-Write ETF	1.85%
AdvisorShares Newfleet Multi-Sector Income ETF	0.75%
AdvisorShares Sage Core Reserves ETF	0.35%
AdvisorShares Treesdale Rising Rates ETF	1.25%
AdvisorShares Pacific Asset Enhanced Floating Rate ETF	1.10%
AdvisorShares Cornerstone Small Cap ETF	0.90%
AdvisorShares Focused Equity ETF	0.65% - 0.85%*
AdvisorShares New Tech and Media ETF	0.85%
AdvisorShares Vice ETF	0.75%
AdvisorShares Dorsey Wright Micro-Cap ETF	0.99%
AdvisorShares Dorsey Wright Short ETF	0.99%
AdvisorShares Sabretooth ETF	0.85%
AdvisorShares Pure Cannabis ETF	0.74%

*	The Maximum Annual Operating Expense Limit is equal to the annual rate of the Adviser’s contractual advisory fee, which can range from 0.65% to 0.85%.

New funds and/or revised operating expense limits appear in bold; fund name changes appear in italics.